ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-227001
Dated April 6, 2021
Royal Bank of Canada Trigger Callable Yield Notes
$[●] Notes Linked to the iShares® Russell 2000 ETF due on or about July 12, 2022

Investment Description
Trigger Callable Yield Notes (the “Notes”) are unsecured and unsubordinated debt securities issued by Royal Bank of Canada linked to the performance of the exchange traded fund set forth above (the “Underlying”).  We will pay a monthly coupon payment regardless of the performance of the Underlying.  We have the right to call the Notes at our option on any Coupon Payment Date beginning in July 2021 (other than the maturity date), regardless of the price of the Underlying at that time. If we call the Notes, we will pay you the principal amount of your Notes plus the coupon payment for the applicable month, and no further amounts will be owed to you under the Notes. If we do not call the Notes prior to maturity and the Final Price of the Underlying is greater than or equal to the Downside Threshold, we will pay you a cash payment at maturity equal to the principal amount of the Notes plus the coupon payment for the final month. However, if the Final Price is less than the Downside Threshold, we will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the Underlying over the term of the Notes, and you may lose up to 100% of your initial investment. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Investing in the Notes involves significant risks. You may lose some or all of your principal amount if the Underlying closes below the Downside Threshold on the Final Valuation Date. The contingent repayment of principal only applies if you hold the Notes until maturity. Generally, the higher the Coupon Rate on a security, the greater the risk of loss. All payments on the Notes, including any repayment of principal, are subject to our creditworthiness. If we default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. The Notes will not be listed on any securities exchange.
Features	Key Dates[1]
☐
Monthly Coupons — Regardless of the performance of the Underlying, we will pay you a monthly coupon, unless the Notes have been previously called. In exchange for receiving the monthly coupon payment on the Notes, you are accepting the risk of losing all or a portion of the principal amount, and our credit risk for all payments under the Notes.

☐
Issuer Callable — We may, at our election, call the Notes on any Coupon Payment Date beginning in July 2021 (other than the final Coupon Payment Date), regardless of the price of the Underlying. If we call the Notes, we will pay you the principal amount plus accrued and unpaid interest.  If the Notes are called, no further payments will be made after we make the applicable payment.

☐
Contingent Repayment of Principal at Maturity — If by maturity the Notes have not been called and the price of the Underlying does not close below the Downside Threshold on the Final Valuation Date, we will repay your principal amount per Note at maturity. However, if the price of the Underlying is less than the Downside Threshold on the Final Valuation Date, we will pay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the Underlying from the Trade Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Notes until maturity.

Trade Date[1]	April 7, 2021
Settlement Date[1]	April 12, 2021
Coupon Payment Dates[2]	Monthly (see page 4 below)
Call Dates[2]	Monthly, beginning 3 months after the issue date (see page 4 below)
Final Valuation Date[2]	July 7, 2022
Maturity Date[2]	July 12, 2022
[1]
Expected.  If we make any change to the expected Trade Date and settlement date, the Coupon Payment Dates, the Final Valuation Date and/or the maturity date will be changed so that the stated term of the Notes remains approximately the same.

[2]	Subject to postponement if a market disruption event occurs, as described under “General Terms of the Notes — Payment at Maturity” in the accompanying product prospectus supplement.
NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. WE ARE NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATION.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6, THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-4 OF THE PRODUCT PROSPECTUS SUPPLEMENT AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering
This free writing prospectus relates to Trigger Callable Yield Notes we are offering linked to the exchange traded fund set forth below. The Coupon Rate, Initial Price and the Downside Threshold for the Notes will be determined on the Trade Date. The Notes will be issued in minimum denominations of $10.00, and integral multiples of $10.00 in excess thereof, with a minimum investment of $1,000.
Underlying and Ticker	Coupon Rate	Initial Price	Downside Threshold	CUSIP	ISIN
iShares® Russell 2000 ETF (IWM)	[4.00% to 4.30%] per annum (to be determined on the Trade Date)	●	65% of the Initial Price	78014M796	US78014M7965
See “Additional Information About Royal Bank of Canada and the Notes” in this free writing prospectus. The Notes will have the terms specified in the prospectus dated September 7, 2018, the prospectus supplement dated September 7, 2018, product prospectus supplement dated October 26, 2018 and this free writing prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product prospectus supplement.  Any representation to the contrary is a criminal offense.
	Price to Public		Fees and Commissions(1)		Proceeds to Us
Offering of the Notes	Total	Per Note	Total	Per Note	Total	Per Security
Notes linked to the iShares® Russell 2000 Value ETF	●	$10.00	●	$0.10	●	$9.90

(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date. In no event will the commission received by UBS exceed $0.10 per $10 principal amount of each Note. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
We expect that the initial estimated value of the Notes as of the Trade Date will be between $9.27 and $9.77 per $10 in principal amount, which is less than the price to public. The pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Trade Date. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than that amount.  We describe our determination of the initial estimated value under “Key Risks,” “Supplemental Plan of Distribution (Conflicts of Interest)” and “Structuring the Notes” below.
The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Notes
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, the product prospectus supplement and this free writing prospectus if you so request by calling toll-free 1-877-688-2301.
You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.
You should read this free writing prospectus together with the prospectus dated September 7, 2018, as supplemented by the prospectus supplement dated September 7, 2018, relating to our Series H medium-term notes of which these Notes are a part, and the more detailed information contained in the product prospectus supplement dated October 26, 2018. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement, as the Notes involve risks not associated with conventional debt securities.
If the terms discussed in this free writing prospectus differ from those discussed in the product prospectus supplement, the prospectus supplement, or the prospectus, the terms discussed herein will control.
You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
♦	Product prospectus supplement no. UBS-ABYN-2 dated October 26, 2018: https://www.sec.gov/Archives/edgar/data/1000275/000114036118041394/form424b5.htm
♦	Prospectus supplement dated September 7, 2018: https://www.sec.gov/Archives/edgar/data/1000275/000121465918005975/f97180424b3.htm
♦	Prospectus dated September 7, 2018: https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm

As used in this free writing prospectus, “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Notes may be suitable for you if, among other considerations:
♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Underlying.
♦	You are willing to make an investment whose return is limited to the coupon payments, regardless of any potential appreciation of the Underlying, which could be significant.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.
♦
You are willing to invest in Notes for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to purchase the Notes.

♦	You would be willing to invest in the Notes if the Coupon Rate is set to the low end of the range specified on the cover page of this free writing prospectus.
♦	You understand and accept the risks associated with the Underlying.
♦	You are willing to forgo the dividends paid on the equity securities held by the Underlying.
♦	You are willing to invest in securities that may be called early at our election and you are otherwise willing to hold such securities to maturity.
♦
You are willing to assume our credit risk for all payments under the Notes, and understand that if we default on our obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:
♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You cannot tolerate a loss on your investment and require an investment designed to provide a full return of principal at maturity.
♦	You are not willing to make an investment that may have the same downside market risk as an investment in the Underlying.
♦	You seek an investment that participates in the full appreciation in the prices of the Underlying or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.
♦	You would be unwilling to invest in the Notes if the Coupon Rate is set to the low end of the range specified on the cover page of this free writing prospectus.
♦	You do not understand or accept the risks associated with the Underlying.
♦	You seek to receive the dividends paid on the Underlying.
♦
You are unable or unwilling to hold securities that may be called early at our election, or you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market for the Notes.

♦	You are not willing to assume our credit risk for all payments under the Notes, including any repayment of principal.
The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” below and “Risk Factors” in the accompanying product prospectus supplement for risks related to an investment in the Notes. In addition, you should review carefully “Information About the Underlying” below for more information about the Underlying.

Indicative Terms of the Notes[1]
Issuer:	Royal Bank of Canada
Principal Amount per Note:	$10 per Note
Term:[2]	Approximately 15 months, if not previously Called
Underlying:	iShares® Russell 2000 ETF
Closing Price:	On any trading day, the last reported sale price on the principal national securities exchange in the U.S. on which the Underlying is listed for trading, as determined by the calculation agent.
Initial Price:	The closing price of the Underlying on the Trade Date
Final Price:	The closing price of the Underlying on the Final Valuation Date.
Coupon Payments:
The coupon rate per annum will be between 4.00% and 4.30% per annum, and will be determined on the Trade Date.
The coupon payments will be made in equal monthly installments on the Coupon Payment Dates, regardless of the performance of the Underlying, unless the Notes are earlier called.

Coupon Payment Dates:
The Coupon Payment Dates are: May 11, 2021, June 9, 2021, July 9, 2021, August 11, 2021, September 9, 2021, October 12, 2021, November 10, 2021, December 9, 2021, January 11, 2022, February 9, 2022, March 9, 2022, April 11, 2022, May 11, 2022 and June 9, 2022 and the maturity date.
Coupons will be paid to the holders of record at the close of business on the date one business day prior to the applicable Coupon Payment Date. However, the coupon payable at maturity or upon our call will be paid to the holders to whom the payment of the amount due upon the call or at maturity is due.

Downside Threshold:	65% of the Initial Price (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Anti-dilution Adjustments” in the product prospectus supplement).
Issuer Call Feature:
We may elect to call the Notes on any Coupon Payment Date beginning in July 2021 (other than the final Coupon Payment Date), regardless of the price of the Underlying.  If we call the Notes, we will pay you on the applicable Coupon Payment Date a cash payment per Note equal to the principal amount plus accrued and unpaid interest, and no further payments will be made on the Notes. Before we elect to call the Notes on a Coupon Payment Date, we will deliver written notice to The Depository

[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
[2]	If we make any change to the expected Trade Date and settlement date, the maturity date and the other dates may be changed as well.

Trust Company (“DTC”) at least two business days prior to that date (each such second business day, a “Call Notice Date”).
The Call Notice Dates are: July 7, 2021, August 9, 2021, September 7, 2021, October 7, 2021, November 8, 2021, December 7, 2021, January 7, 2022, February 7, 2022, March 7, 2022, April 7, 2022, May 9, 2022 and June 7, 2022.

Payment at Maturity:
If the Notes are not called and the Final Price is greater than or equal to the Downside Threshold, we will pay you a cash payment per Note on the maturity date equal to $10 plus the coupon payment otherwise due on the maturity date.
If the Notes are not called and the Final Price is less than the Downside Threshold, in addition to the coupon payment otherwise due on the maturity date, we will pay you a cash payment on the maturity date of less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative Underlying Return, equal to:
$10.00 + ($10.00 × Underlying Return)

Underlying Return:	Final Price – Initial Price Initial Price

Investment Timeline
Trade Date	The Initial Price and Downside Threshold of the Underlying are determined. The Coupon Rate is set.

Monthly (callable at our election beginning in July 2021):
We will pay the applicable coupon payments.
We may, at our election, call the Notes on any Coupon Payment Date beginning in July 2021 (other than the final Coupon Payment Date), regardless of the price of the Underlying. If we elect to call the Notes, we will pay you a cash payment per Note equal to the principal amount plus accrued and unpaid interest, and no further payments will be made on the Notes.

Maturity Date:
The Final Price is observed on the Final Valuation Date.
If the Notes have not been called and the Final Price of the Underlying is greater than or equal to the Downside Threshold, we will repay the principal amount plus the coupon payment otherwise due on the maturity date.
If the Notes have not been called and the Final Price is less than the Downside Threshold, in addition to the coupon payment otherwise due, we will pay less than the principal amount, if anything, resulting in a loss on your initial investment proportionate to the decline of the Underlying, for an amount equal to:
$10 + ($10 × Underlying Return) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO OUR CREDITWORTHINESS.  IF WE DEFAULT ON OUR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlying or the securities held by the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Notes.
Risks Relating to the Terms and Structure of the Notes
♦
You May Lose All or a Portion of the Principal Amount at Maturity — The Notes differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not called, we will repay you the principal amount of your Notes in cash only if the Final Price is greater than or equal to the Downside Threshold, and we will only make that payment at maturity.  If the Notes are not called and the Final Price is less than the Downside Threshold, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the Underlying.

♦
The Contingent Repayment of Principal Applies Only at Maturity — If the Notes are not called, you should be willing to hold your Notes to maturity.  If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to do so at a loss relative to your initial investment, even if the price of the Underlying is above the Downside Threshold.

♦
The Coupon Rate and the Call Feature Limit Your Potential Return — The return potential of the Notes is limited to the pre-specified Coupon Rate, regardless of the appreciation of the Underlying. Further, if the Notes are called due to the issuer call feature, you will not receive any coupon payments or any other payment after the applicable payment is made. Since the Notes could be called as early as the Coupon Payment Date occurring in July 2021, the total return on the Notes could be limited to three months.  If the Notes are not called, you may be subject to the full downside performance of the Underlying, even though your potential return is limited to the Coupon Rate. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlying or on a similar security that allows you to participate in the appreciation of the prices of the Underlying.

♦
The Coupon Rate Per Annum Payable on the Notes Will Reflect in Part the Volatility of the Underlying, and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity — “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying. The greater the volatility of the Underlying, the more likely it is that the price of the Underlying could close below the Downside Threshold on the Final Valuation Date. This risk will generally be reflected in a higher Coupon Rate for the Notes than the rate payable on our conventional debt securities with a comparable term. However, while the Coupon Rate will be set on the Trade Date, the Underlying’s volatility can change significantly over the term of the Notes, and may increase. The price of the Underlying could fall sharply as of the Final Valuation Date, which could result in a significant loss of your principal.

♦
The Notes Are Subject to Reinvestment Risk — If we call the Notes prior to the maturity date, no further payments will be owed to you under the Notes.  Therefore, because the Notes could be called as early as the Coupon Payment Date occurring in July 2021, the holding period over which you would receive the relevant coupon rate could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk if we call the Notes prior to the maturity date.

It is more likely that we will elect to call the Notes prior to maturity when the sum of the expected remaining payments on the Notes is greater than the amounts that would be payable on other instruments issued by us of comparable maturity, terms and credit rating trading in the market. We are less likely to call the Notes prior to maturity when the sum of the expected remaining payments on the Notes is less than the amounts that would be payable on other comparable instruments issued by us. Therefore, the Notes are more likely to remain outstanding when your risk of losing all or a portion of the principal amount at maturity is relatively higher.
♦
There Is No Assurance that the Investment View Implicit in the Notes Will Be Successful — It is impossible to predict whether and the extent to which the price of the Underlying will rise or fall. The closing price of the Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect the Underlying. You should be willing to accept the downside risks of owning equities in general and the Underlying in particular, and the risk of losing some or all of your initial investment.

♦
The Payments on the Notes Are Subject to Our Credit Risk — The Notes are subject to our credit risk, and our credit ratings and credit spreads may adversely affect the market value of the Notes. Investors are dependent on our ability to pay all amounts due on the Notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the Notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.
♦
The Notes Will Be Subject to Risks, Including Non-Payment in Full, Under Canadian Bank Resolution Powers — Under Canadian bank resolution powers, the Canada Deposit Insurance Corporation (“CDIC”) may, in circumstances where we have ceased, or are about to cease, to be viable, assume temporary control or ownership over us and may be granted broad powers by one or more orders of the Governor in Council (Canada), including the power to sell or dispose of all or a part of our assets, and the power to carry out or cause us to carry out a transaction or a series of transactions the purpose of which is to restructure our business. See “Description of Debt Securities — Canadian Bank Resolution Powers” in the accompanying prospectus for a description of the Canadian bank resolution powers, including the bail-in regime. If the CDIC were to take action under the Canadian bank resolution powers with respect to us, holders of the Notes could be exposed to losses.

♦	The Tax Treatment of the Notes Is Uncertain — Significant aspects of the tax treatment of an investment in the Notes are uncertain. You should consult your tax adviser about your tax situation.
Risks Relating to the Initial Estimated Value of the Notes
♦
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public — The initial estimated value for the Notes that will be set forth in the final pricing supplement for the Notes, will be less than the public offering price you pay for the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the price of the Underlying, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to public of the underwriting discount and our estimated profit and the costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount or our estimated profit and the costs relating to our hedging of the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal borrowing rate used to price the Notes and determine the initial estimated value.  As a result, the secondary market price will be less than if the internal borrowing rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

♦
Our Initial Estimated Value of the Notes Is an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes and the amount that may be paid at maturity.
Risks Relating to the Secondary Market for the Notes
♦
The Notes Are Not Expected to Have a Liquid Secondary Market — The Notes will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Notes in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM is willing to buy the Notes.

♦
The Terms of the Notes at Issuance and Their Market Value Prior to Maturity Will Be Influenced by Many Unpredictable Factors —  Many economic and market factors will influence the terms of the Notes at issuance and their value prior to maturity. These factors are similar in some ways to those that could affect the value of a combination of instruments that might be used to replicate the payments on the Notes, including a combination of a bond with one or more options or other derivative instruments. For the market value of the Notes, we expect that, generally, the price of the Underlying on any day will affect the value of the Notes more than any other single factor. However, you should not expect the value of the Notes in the secondary market to vary in proportion to changes in the price of the Underlying. The value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
♦	the price of the Underlying;
♦	the actual and expected volatility of the price of the Underlying;
♦	the time remaining to maturity of the Notes;
♦	the dividend rates on the securities held by the Underlying;
♦	interest and yield rates in the market generally, as well as in each of the markets of the securities held by the Underlying;
♦	a variety of economic, financial, political, regulatory or judicial events;
♦	the occurrence of certain events with respect to the Underlying that may or may not require an adjustment to the terms of the Notes; and
♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
Some or all of these factors will influence the terms of the Notes at issuance as well as the price you will receive if you choose to sell the Notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell the Notes at a substantial discount from the principal amount if, for example, the price of the Underlying is at, or not sufficiently above, the Downside Threshold.
Risks Relating to the Underlying and the Underlying Index
♦
Owning the Notes Is Not the Same as Owning the Underlying or the Stocks Comprising the Underlying’s Underlying Index — The return on your Notes may not reflect the return you would realize if you actually owned the Underlying or stocks included in the Underlying’s underlying index. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underlying or these stocks would have, and any such dividends will not be incorporated in the determination of the Underlying Return.

♦
You Will Not Have Any Shareholder Rights and Will Have No Right to Receive Any Shares of the Underlying at Maturity — Investing in the Notes will not make you a holder of any shares of the Underlying or any securities held by the Underlying.  Neither you nor any other holder or owner of the Notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to the Underlying or such other securities.

♦
Changes That Affect the Underlying Index Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity — The policies of the index sponsor concerning the calculation of the underlying index, additions, deletions or substitutions of the components of the underlying index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the underlying index and, therefore, could affect the share price of the Underlying, the amount payable on the Notes, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the underlying index, or if the index sponsor discontinues or suspends the calculation or publication of the underlying index.

♦
We Have No Affiliation with the Index Sponsor and Will Not Be Responsible for Its Actions — The index sponsor is not our affiliate, and will not be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of the index sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The index sponsor has no obligation of any sort with respect to the Notes. Thus, the index sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes. None of our proceeds from the issuance of the Notes will be delivered to the index sponsor.

♦
Adjustments to the Underlying Could Adversely Affect the Notes — The sponsor of the Underlying is responsible for calculating and maintaining the Underlying. The sponsor can add, delete or substitute the stocks comprising the Underlying or make other methodological changes that could change the share price of the Underlying at any time.  If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amounts payable on the Notes and/or the market value of the Notes.
♦
We and Our Affiliates Do Not Have Any Affiliation With the Investment Advisor of the Underlying and Are Not Responsible for Its Public Disclosure of Information — We and our affiliates are not affiliated with that investment advisor in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding its methods or policies relating to the Underlying. The investment advisor is not involved in the offering of the Notes in any way and has no obligation to consider your interests as an owner of the Notes in taking any actions relating to the Underlying that might affect the value of the Notes.  Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about the investment advisor or the Underlying contained in any public disclosure of information.  You, as an investor in the Notes, should make your own investigation into the Underlying.

♦
The Correlation Between the Performance of the Underlying and the Performance of its Underlying Index May Be Imperfect — The performance of the Underlying is linked principally to the performance of its underlying index. However, because of the potential discrepancies identified in more detail in the product prospectus supplement, the return on the Underlying may correlate imperfectly with the return on its underlying index. Further, the performance of the Underlying may not exactly replicate the performance of its underlying index, because the Underlying will reflect transaction costs and fees that are not included in the calculation of its underlying index.

During periods of market volatility, securities held by the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of shares of the Underlying may vary substantially from the net asset value per share of the Underlying. For all of the foregoing reasons, the performance of the Underlying may not correlate with the performance of its underlying index as well as its net asset value per share, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce your payment at maturity.
♦
Historical Prices of the Underlying Should Not Be Taken as an Indication of its Future Price During the Term of the Notes — The trading prices of the Underlying will determine the value of the Notes at any given time. As it is impossible to predict whether the price of the Underlying will rise or fall, and trading prices of the common stocks held by the Underlying will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of those stocks, and therefore, the value of the Underlying.

♦
An Investment in the Notes Is Subject to Management Risk — The Underlying is not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Underlying, utilizing a ‘‘passive’’ or indexing investment approach, attempt to approximate the investment performance of the underlying index by investing in a portfolio of securities that generally replicate its underlying index. Therefore, unless a specific security is removed from its underlying index, the Underlying generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Underlying is subject to the risk that the investment strategy of its investment advisor may not produce the intended results.

♦
An Investment in Notes Linked to IWM Is Subject to Risks Associated with an Investment in Stocks with a Small Market Capitalization — The IWM is linked to stocks issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the share price of the IWM may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also often more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are often less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

♦
The Anti-Dilution Protection for the Underlying Is Limited — The calculation agent will make adjustments to the Initial Price and/or Downside Threshold of the Underlying for certain events affecting the shares of the Underlying. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes and the payments on the Notes may be materially and adversely affected.
Risks Relating to Conflicts of Interest
♦
We and Our Affiliates Will Have a Variety of Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦
RBCCM, UBS or Their Affiliate May Provide Potentially Inconsistent Research, Opinions or Recommendations —  RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations as to the Underlying that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Underlying, and therefore the market value of the Notes.

♦
Royal Bank of Canada and UBS May Enter into Transactions that Impact the Value of the Notes — Trading or transactions by us, UBS or our respective affiliates in the Underlying or the securities included in its underlying index, or in futures, options, exchange-traded funds or other derivative products on the Underlying or those securities may adversely affect the market value of the Underlying or the closing price of the Underlying, and, therefore, the market value of the Notes.

Hypothetical Examples
Hypothetical terms only.  Actual terms may vary.  See the cover page for actual offering terms.
The examples below illustrate the hypothetical payments on a Coupon Payment Date, upon an issuer call or at maturity under different hypothetical scenarios for a $10.00 Note on an offering of the Notes, with the assumptions set forth below. We cannot predict the price of the Underlying on any trading day during the term of the Notes, including on the Final Valuation Date. You should not take these examples as an indication or assurance of the expected performance of the Notes. Numbers in the examples below have been rounded for ease of analysis.
Principal Amount:	$10.00 per Note
Term:	Approximately 15 months (unless earlier called)
Hypothetical Initial Price:	$100
Hypothetical Coupon Rate:	4.00% per annum (approximately 0.333% per month, corresponding to the low end of the range set forth above)
Optional Call:	Monthly, beginning on the third Coupon Payment Date
Hypothetical Downside Threshold:	$65, which is 65% of the hypothetical Initial Price
* The hypothetical Initial Price set forth above has been chosen for illustrative purposes only and does not represent a likely actual Initial Price for the Underlying. The actual Initial Price and resulting Downside Threshold will be based on the Underlying’s closing price on the Trade Date. The actual Coupon Rate will be determined on the Trade Date.
The examples below are hypothetical. These examples are intended to illustrate (a) the effect of an issuer call, (b) how the payment at maturity will depend on whether the closing price of the Underlying on the Final Valuation Date is less than the Downside Threshold, and (c) how the total return on the Notes may be less than the total return on a direct investment in the Underlying in certain scenarios. The “total return” as used in this document is the number, expressed as a percentage that results from comparing the total payments per $10.00 principal amount Note over the term of the Notes to the $10.00 principal amount.
Example 1 — We Elect to Call the Notes on the Third Coupon Payment Date
Date	Payment (per Note)
First and Second Coupon Payment Date	We pay the coupon payment of $0.0333 on the first two Coupon Payment Dates.
First Optional Call Notice Date (corresponding to the third Coupon Payment Date)	We pay the coupon payment of $0.0333 on the applicable Coupon Payment Date.
First two Coupon Payment Dates: Payment on third Coupon Payment Date:	$0.0666 $10.0333 ($10.00 + $0.0333)
Total:	Approximately $10.10
Total Return:	1.00%
In this example, we elect to call the Notes on the third Coupon Payment Date. We will pay you on that Coupon Payment Date $10.0333 per $10.00 principal amount Note.  When added to the payments received on the first two Coupon Payment Dates of $0.0666, you will receive a total of approximately $10.10 per $10 in principal amount, corresponding to a return of 1.00%. No further amounts will be owed to you under the Notes.

Example 2 — Notes Are NOT Called and the Final Price of the Underlying Is Above the Downside Threshold
Date	Final Price	Payment (per Note)
1st to 14th Coupon Payment Dates	N/A	Notes NOT called at our election. We pay the coupon payment of $0.0333 on each of the first to 14th Coupon Payment Dates.
Final Valuation Date	110.00	Final Price is above the Downside Threshold; we repay principal plus the coupon payment of $0.0333 on the maturity date.

Payment at Maturity:	$10.0333 ($10.00 + $0.0333)
Prior Coupon Payments	$0.4662 ($0.0333 × 14)
Total:	Approximately $10.50
Total Return:	5.00%
In this example, we do not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Price is greater than or equal to the Downside Threshold, we will pay you on the maturity date $10.0333 per $10.00 principal amount Note, which is equal to your principal amount plus the coupon payment due on the maturity date. Accordingly, we will have paid a total of approximately $10.50 per $10.00 in principal amount of the Notes, for a 5.00% total return over the approximately 15 month term of the Notes.
Example 3 — Notes Are NOT Called and the Final Price of One Underlying Is Below the Downside Threshold
Date	Final Price	Payment (per Note)
First to 14th Coupon Payment Dates	N/A	Notes NOT called at our election. We pay the coupon payment of $0.0333 on each of the first to 14th Coupon Payment Dates.
Final Valuation Date	40.00
Closing price of the Underlying is below the Downside Threshold; we pay the coupon payment on the maturity date, and we will repay less than the principal amount, resulting in a loss proportionate to the decline of the Underlying.

Payment at Maturity:	$4.0333 ($4.00 + $0.0333)
Prior Coupon Payments:	$0.4662 ($0.0333 × 14)
Total:	Approximately $4.50
Total Return:	-55.00%
In this example, we do not elect to call the Notes and the Notes remain outstanding until maturity. In this example, the Underlying Return is -60.00%. Because the Final Price is less than the Downside Threshold, we will pay you at maturity, together with the previous coupon payments and the coupon due at maturity, a total of approximately $4.50 per $10.00 principal amount, for a -55.00% total return on the Notes, calculated as follows:
$10.00 + ($10.00 x Underlying Return) + Coupon Payments
$10.00 + ($10.00 x -60.00%) + $0.4662 + $0.0333 = $4.4662 + $0.0333 = approximately $4.50
* * *
The Notes differ from ordinary debt securities in that, among other features, we are not necessarily obligated to repay the full amount of your initial investment. If we do not elect to call the Notes, you may lose some or all of your initial investment. Specifically, if the Notes are not called and the Final Price of the Underlying is less than the Downside Threshold, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the Underlying Return is less than zero.

Any payment on the Notes, including the coupon payments and the payment at maturity are dependent on our ability to satisfy our obligations when they come due. If we are unable to meet our obligations, you may not receive any amounts due to you under the Notes.

Hypothetical Return Table at Maturity
The table below is based on the following assumptions*

Principal Amount:	$10.00
Term:	Approximately 15 months
Coupon Payment Dates:	Monthly
Hypothetical Initial Underlying Price of the Underlying*:	$100.00 per share
Hypothetical Downside Threshold*:	$65.00 (which is 65.00% of the hypothetical initial underlying price)
Hypothetical coupon rate per annum**:	4.00% (approximately $0.0333 per month) (the actual coupon rate will be determined on the Trade Date)
Hypothetical dividend yield on the Underlying***:	Approximately 1.875% over the term of the Notes (1.50% per annum)

* Not the expected actual Initial Price or Downside Threshold. The actual Initial Price and Downside Threshold will be set forth on the cover page of the final pricing supplement.
** Coupon payments will be paid in equal monthly installments during the term of the Notes unless earlier called.
*** Hypothetical dividend yield that holders of the Underlying might receive over the term of the Notes. Holders of the Notes will not be entitled to any dividend payments made on the Underlying.
Underlying			Payments on the Notes
Final Price	Price Return	Total Return on the Underlying at Maturity(1)	Payment at Maturity + Coupon Payments(2)	Total Return on the Notes at Maturity(3)
$150.00	50.00%	51.875%	$10.50	5.00%
$140.00	40.00%	41.875%	$10.50	5.00%
$120.00	20.00%	21.875%	$10.50	5.00%
$110.00	10.00%	11.875%	$10.50	5.00%
$105.00	5.00%	6.875%	$10.50	5.00%
$100.00	0.00%	1.875%	$10.50	5.00%
$90.00	-10.00%	-8.125%	$10.50	5.00%
$80.00	-20.00%	-18.125%	$10.50	5.00%
$70.00	-30.00%	-28.125%	$10.50	5.00%
$65.00	-35.00%	-33.125%	$10.50	5.00%
$60.00	-40.00%	-38.125%	$6.50	-35.00%
$50.00	-50.00%	-48.125%	$5.50	-45.00%
$40.00	-60.00%	-58.125%	$4.50	-55.00%
$30.00	-70.00%	-68.125%	$3.50	-65.00%
(1) The total return at maturity on the Underlying assumes an annual dividend yield on the Underlying of 1.50% over the term of the Notes (approximately 1.875% over a 15-month term).
(2) Payment consists of the amount payable at maturity, plus the coupon payments received during the term of the Notes.
(3) The total return at maturity on the Notes includes coupon payments received during the term of the Notes.

What Are the Tax Consequences of the Notes?
U.S. Federal Income Tax Consequences
Set forth below, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement and prospectus, is a summary of the material U.S. federal income tax consequences relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.
In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Notes for U.S. federal income tax purposes as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you (the “Debt Portion”) and (ii) a put option with respect to the Underlying written by you and purchased by us (the “Put Option”).
Debt Portion — Amounts treated as interest on the Debt Portion would be included in income in accordance with your regular method of accounting for interest for U.S. federal income tax purposes.
Put Option — Amounts treated as payment for the Put Option would generally be deferred and accounted for upon sale or maturity of the Notes. At maturity, the amounts treated as payment for the Put Option (i) would likely result in short-term capital gain if you were to receive a cash payment of the full principal amount of your Notes or (ii) would reduce the amount you are treated as paying us upon settlement of the Put Option if you were to receive a cash payment of less than the full principal amount of your Notes.
With respect to coupon payments you receive, we intend to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:
Coupon Rate per Annum	Interest on Debt Component per Annum	Put Option Component per Annum
• %	• %	• %

There is no judicial or administrative authority discussing how the Notes should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service (“IRS”) might assert that treatment other than that described above is more appropriate, in which case the timing and character of any income or loss on the Notes could be significantly and adversely affected.  In addition, the IRS has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the IRS and the U.S. Treasury Department are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis.  While it is not clear whether the Notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023.  Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying or the Notes (for example, upon a rebalancing of the Underlying), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Notes.  You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
The accompanying product prospectus supplement notes that FATCA withholding on payments of gross proceeds from a sale or redemption of the Notes will only apply to payments made after December 31, 2018. That discussion is modified to reflect regulations proposed by the U.S. Treasury Department that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.
Please see the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Notes.
Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the Notes, please see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.

Information About the Underlying
We have derived the following information regarding the Underlying from publicly available documents. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with the Underlying, and the Underlying will have no obligations with respect to the Notes. This document relates only to the Notes and does not relate to the shares of the Underlying or any securities included in the underlying index of the Underlying. Neither we nor any of our affiliates participates in the preparation of the publicly available documents described below. Neither we nor any of our affiliates has made any due diligence inquiry with respect to the Underlying in connection with the offering of the Notes. There can be no assurance that all events occurring prior to the date of this document, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading prices of the shares of the Underlying have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying could affect the price of its shares after the Trade Date, and therefore could affect the payment at maturity.
The selection of the Underlying is not a recommendation to buy or sell the shares of the Underlying. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Underlying. Information provided to or filed with the SEC under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 relating to the Underlying may be obtained through the SEC’s website at http://www.sec.gov.
iShares Funds
iShares consists of numerous separate investment portfolios (the “iShares Funds”), including the IWM. The Underlying seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of its underlying index. The Underlying typically earns income from dividends from securities that it holds. These amounts, net of expenses and taxes (if applicable), are passed along to its shareholders as “ordinary income.” In addition, the Underlying realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to its respective shareholders as “capital gain distributions.” However, because the Notes are linked only to the share price of the Underlying, you will not be entitled to receive income, dividend, or capital gain distributions from the Underlying or any equivalent payments.
“iShares®” and “BlackRock®” are registered trademarks of BlackRock®.  The Notes are not sponsored, endorsed, sold, or promoted by BlackRock®, or by any of the iShares® Funds. Neither BlackRock® nor the iShares® Funds make any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Neither BlackRock® nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the Notes or in connection with our use of information about the Underlying or any of the iShares® Funds.
The iShares® Russell 2000 ETF
The IWM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index. The shares of this underlying trade on the NYSE Arca, Inc. under the symbol “IWM.”
Russell 2000® Index
The Russell 2000® Index (Bloomberg L.P. index symbol “RTY”) was developed by Russell Investments (“Russell”) before FTSE International Limited (“FTSE”) and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Russell began dissemination of the RTY on January 1, 1984. FTSE Russell calculates and publishes the RTY. The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the Notes.
Selection of Stocks Comprising the RTY
All companies eligible for inclusion in the RTY must be classified as a U.S. company under the index sponsor’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, the index sponsor defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”) from all exchanges within a country. Using the HCIs, the index sponsor compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, the index sponsor will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. The index sponsor uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, the index sponsor will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned. “N-shares” of companies controlled by individuals or entities in Mainland China are not eligible for inclusion.
All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If an existing stock does not trade on the “rank day” (typically the last trading day in May, but a confirmed timetable is announced each spring), but does have a closing price at or above $1.00 on another eligible U.S. exchange, that stock will be eligible for inclusion.
An important criterion used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the rank day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined to determine total shares outstanding. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May.
Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Exchange traded funds and mutual funds are also excluded. Bulletin board, pink-sheets and over-the-counter (“OTC”) traded securities are not eligible for inclusion.
Annual reconstitution is a process by which the RTY is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the rank day of May of each year, FTSE Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, the index sponsor adds initial public offerings to the RTY on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.
After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

Historical Information
The graph below illustrates the performance of the IWM from April 5, 2011 to April 5, 2021, based on a hypothetical Initial Price of $224.97, which was its closing price on April 5, 2021. The solid line represents a hypothetical Downside Threshold of $146.23, which is equal to 65% of its closing price on April 5, 2021 (rounded to two decimal places).
HISTORICAL PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.
Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We will agree that UBS Financial Services Inc. may sell all or a part of the Notes that it will purchase from us to investors at the price to public or to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed under Rule 424(b)(2) containing the final pricing terms of the Notes.
UBS may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates for distribution of the Notes.  UBS may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates for distribution of the Notes.
We expect to deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Notes in the secondary market, but it is not required to do so.
We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” in the accompanying product prospectus supplement.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. If so specified in the pricing supplement related to the Notes, for a period of approximately 4 months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the underwriting discount or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, potentially reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes.  Any such excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Notes that we repurchase and our negotiated arrangements from time to time with UBS.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 7, 2018.
Each of RBCCM, UBS and any other broker-dealer offering the Notes have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the Notes to, any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or the U.K. has been prepared, and therefore, offering or selling the Notes or otherwise making them available to any retail investor in the EEA or the U.K. may be unlawful under the PRIIPs Regulation.

Structuring the Notes
The Notes are our debt securities, the return on which is linked to the performance of the Underlying.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate is a factor that is likely to result in a higher initial estimated value of the Notes at the time their terms are set than if the secondary market rate was used. Unlike the estimated value that will be included on the cover of the final pricing supplement relating to the Notes, any value of the Notes determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Notes than if our initial internal borrowing rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting discount and our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the Trade Date being less than their public offering price.  See “Key Risks—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.
Terms Incorporated in Master Note
The terms appearing above under the caption “Indicative Terms of the Notes” and the provisions in the accompanying product prospectus supplement dated October 26, 2018 under the caption “General Terms of the Notes” are incorporated into the master note issued to DTC, the registered holder of the Notes.